UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TXU CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

August 27, 2007
Dear Fellow Shareholder:
We encourage you to vote now FOR the proposed TXU merger. The September 7, 2007 TXU Corp. Annual Meeting is fast approaching. At the Annual Meeting, shareholders will consider the approval of a merger agreement pursuant to which an investor group led by Kohlberg Kravis Roberts & Co., Texas Pacific Group and Goldman Sachs & Co. would acquire TXU for $69.25 per share in cash. We wanted to make sure you have the facts about the proposed transaction. Your Board of Directors has unanimously recommended that shareholders vote in favor of the proposed merger agreement.
Please consider these factors in deciding how you will vote:
•	The Board determined that the $69.25 per share offer maximizes value to shareholders and is superior to any alternative the Board considered.

•	The offer represented a 25% premium to the average closing price during the 20 trading-day period prior to press speculation about a possible merger transaction.

•	An independent and objective process was used to evaluate the offer.

•	In light of volatile commodity and equity market signals, your Board of Directors re-evaluated its recommendation in July and re-affirmed the recommendation of a vote “FOR” the merger.
Since approval of the merger requires the affirmative vote of at least two-thirds of the outstanding shares of common stock, your vote is important, no matter how many or how few shares you own. Not voting has the same effect as voting against the merger.
If you have not already done so, please vote your shares by marking, signing and dating the enclosed proxy card and returning it in the envelope provided. You may also vote your shares by telephone or through the Internet by following the instructions provided on the enclosed proxy card.
We urge you to vote FOR the merger today. If shareholders approve the merger and it closes as expected, you will receive $69.25 per TXU share.
Very truly yours,
C. John Wilder
Chairman, President and CEO
Additional information about the merger transaction, including relevant SEC filings and presentations, are available on the Company’s Website, www.txucorp.com, or via the direct link: http://www.txucorp.com/investres/merger.aspx
(See additional information on the reverse side.)

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
TOLL-FREE, AT 1-888-605-7523
IMPORTANT NOTE:
If you hold your shares through a bank or broker, you may be able to vote by telephone or via the Internet.
Please call Georgeson Inc. at 1-888-605-7523 for assistance.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”). In connection with the proposed Merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (“the SEC”). This definitive proxy statement and a form of proxy have been mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders may obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders may also obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website at: http://www.txucorp.com/proxy.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s definitive proxy statement. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the definitive proxy statement filed with the SEC and other relevant documents regarding the Merger.